UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2021 (February 2, 2021)

SHIFT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38839	82-5325852
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2525 16th Street, Suite 316, San Francisco, CA	94103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 575-6739

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SFT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) if the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2021, the Leadership Development, Compensation and Governance Committee (the “Committee”) of the Board of Directors of Shift Technologies, Inc. (the “Company”) approved the one-time equity grant (the “Award”) of 266,375 restricted stock units (“RSUs”) to Sean Foy, the Company’s Chief Operating Officer. The RSUs represent the right to receive one (1) share of Company Class A Common Stock for each RSU. 199,781 of the RSUs will vest based on the passage of time (“Time RSUs”) following October 13, 2020 (the “Vesting Commencement Date”) and 66,594 of the RSUs will vest upon the achievement of specified performance metrics (“PSUs”) in the third and fourth years following the Vesting Commencement Date.

Subject to Mr. Foy’s continuous employment, the Time RSUs will vest in whole numbers as follows:

●	133,187 of the RSUs will vest on a quarterly basis over the two (2) year period following the Vesting Commencement Date; and

●	66,594 of the RSUs will vest on a quarterly basis over the two (2) year period commencing on the second anniversary of the Vesting Commencement.

Subject to Mr. Foy’s continuous employment, the PSUs will vest in whole numbers on a quarterly basis over the third and fourth years following the Vesting Commencement Date, provided that the applicable performance hurdle for the applicable performance year is met. Notwithstanding the foregoing:

●	If a performance hurdle is not met by the end of a quarterly vesting period, the PSUs available to vest during such quarter will be available to vest in the next quarterly vesting period within that performance year, and will vest, if applicable, on the last day of the quarterly vesting period in which the performance hurdle is met.

●	If the performance hurdle for the third performance year is not met, the PSUs available to vest in such third performance year remain eligible to vest in any applicable quarter of the fourth performance year if the fourth performance year’s performance hurdle is met during a calendar quarter of that year, with such vesting to occur on the last day of such quarterly vesting period.

●	Subject to the preceding bullet, if a performance hurdle for a performance year is not met, the PSUs eligible to vest with respect to that performance year will immediately terminate and become null and void.

From and after the Vesting Commencement Date through the date on which the Time RSUs and PSUs become fully vested, the unvested Time RSUs and PSUs remain subject to forfeiture in the event of a termination of service, as described below:

●	If Mr. Foy’s employment terminates, all outstanding and unvested Time RSUs and PSUs (other than as described below) under the Award immediately terminate and become null and void.

●	If Mr. Foy’s employment is terminated during the third or fourth performance year without “cause” (including if due to disability), due to death or due to a resignation by Mr. Foy with “good reason,” each as defined in Mr. Foy’s employment agreement, then, subject to Mr. Foy’s execution of a release of claims, any outstanding and unvested PSUs with respect to which the applicable performance hurdle for the performance year in which termination occurred has not been met as of the termination will be eligible to vest if the applicable performance hurdle is met by the end of the performance year. If the performance hurdle is met for the performance year of termination, the PSUs eligible to vest in that year will vest on a prorated basis by multiplying the eligible PSUs by a ratio equal to the number of days Mr. Foy was employed during the performance year divided by 365. Furthermore, no PSUs will be eligible for rollover to the next performance year, and PSUs will only be deemed vested when, if ever, the applicable performance hurdle is met.

The Company will settle vested RSUs by delivering one share of Class A Common Stock in settlement of each RSU that becomes vested during each calendar quarter within the first open trading window of the Company following the end of each such calendar quarter; provided, however, that any RSUs that vest on or before December 31, 2021 will be settled within the first open trading window of the Company following December 31, 2021.

The foregoing description of Mr. Foy’s Award is qualified in its entirety by reference to the Form of Executive RSU Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Also on February 2, 2021, in accordance with the previously disclosed terms of the employment agreements of each of George Arison, Toby Russell and Cindy Hanford, the Company granted to (i) Mr. Arison a one-time equity award of 3,044,272 RSUs, (ii) Mr. Russell a one-time equity award of 3,044,272 RSUs, and (iii) Ms. Hanford a one-time equity award of 152,215 RSUs. These awards were previously disclosed in the Company’s Registration Statement on Form S-1/A, as amended and filed on November 20, 2020, under the heading “Executive Compensation – Restricted Stock Units”.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Executive RSU Agreement under the Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFT TECHNOLOGIES, INC.

Dated: February 3, 2021	/s/ George Arison
	Name:	George Arison
	Title:	Co-Chief Executive Officer and Chairman

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